Exhibit 99.1

Uranium Resources, Inc. Enters into Uranium Mining Lease Option Agreement for South Texas Property

LEWISVILLE, Texas--(BUSINESS WIRE)--January 3, 2011--Uranium Resources, Inc. (NASDAQ: URRE) (“URI”) today announced that it has completed an agreement to explore 53,500 acres in Kenedy County, Texas, for three years, with an option to lease the acreage for uranium production. The lease would have a primary term of eight years after lease commencement.

Don Ewigleben, President and CEO of URI, commented, “This acquisition marks an important next step in our strategy to build our resource base in Texas, and ultimately maximize production in South Texas. While this is a green field exploration site, the property appears to be an excellent prospect with potential for one or more uranium deposits that can be produced by in-situ technology based on previous water sampling tests we completed from existing wells on the site.”

The property is located within the prolific South Texas uranium district which has been a major producer of uranium for half a century. Situated near uranium mining operations which produce from the Goliad Formation, the property also hosts several oil and gas fields and is bisected by a major depositional channel system. These provide the geologic, stratigraphic, and geochemical components for uranium deposition and water-saturated host sand with good rock permeability. Locally, water samples taken from a number of wells on the property contain levels of uranium or uranium decay products that indicate anomalously high concentrations of uranium in nearby rock.

The lease option agreement requires a minimum exploration obligation of one hundred exploration wells or $1.0 million investment in the first year, an additional two hundred exploration wells or $1.5 million investment in the second year and, in the third year, an additional two hundred exploration wells or $2.0 million investment. Investment or drilling in excess of the minimum requirement in any year counts toward the following year’s requirements.

Mr. Ewigleben continued, “Now that we have secured this lease, our attention is on completing a final exploration agreement with Cameco Resources so that we can begin the evaluation of the property for the presence of an economically recoverable uranium ore body.”

URI announced on November 4, 2010, that it signed a non-binding letter of intent with Cameco Resources, a subsidiary of Cameco (NYSE: CCJ), for a three-phase exploration program that will be funded by Cameco Resources with an option for a production joint venture.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and a NRC license to produce up to 1 million pounds of uranium per year. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its Web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Media:
Mat Lueras, 505-269-8317
Vice President, Corporate Development
mlueras@uraniumresources.com
or
Company:
Uranium Resources, Inc.
Don Ewigleben, 972-219-3330
President & Chief Executive Officer